As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 __________

VOLITIONRX LIMITED
(Exact name of registrant as specified in its charter)

Delaware	91-1949078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

__________

13215 Bee Cave Parkway

Suite 125, Galleria Oaks B

Austin, Texas 78738

(Address of Principal Executive Offices; Zip Code)

 ____________________

VolitionRx 2015 Stock Incentive Plan, as amended

(Full title of the plan)

 ____________________

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, Delaware 19801

(Name and address of agent for service)

+1 (302) 575-0877

(Telephone number, including area code, of agent for service)

 __________

Copies to:

Marc G. Alcser

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

__________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	1,750,000	$3.05	$5,337,500	$582.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2015 Stock Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents 1,750,000 additional shares of the registrant’s common stock reserved for issuance pursuant to the Plan.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for purposes of calculating the registration fee, which is the average of the high and low sales price of the registrant’s common stock as reported on the NYSE American on July 19, 2021.

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EXPLANATORY NOTE

  This Registration Statement on Form S-8 (this “Registration Statement”) of VolitionRx Limited (the “Company” or “Registrant”) is being filed for the purpose of registering an additional 1,750,000 shares of common stock, par value $0.001 per share (“Common Stock”), reserved for issuance under the Registrant’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”). The Registrant previously registered for issuance under the 2015 Plan: (i) 1,000,000 shares of its Common Stock pursuant to a registration statement on Form S-8 (File No. 333-208512), filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2015, (ii) an additional 750,000 shares of its Common Stock pursuant to a registration statement on Form S-8 (File No. 333-214118), filed with the Commission on October 14, 2016, (iii) an additional 750,000 shares of its Common Stock pursuant to a registration statement on Form S-8 (File No. 333-221054), filed with the Commission on October 20, 2017, (iv) an additional 750,000 shares of its Common Stock pursuant to a registration statement on Form S-8 (File No. 333-227565) filed with the Commission on September 27, 2018, and (v) an additional 1,000,000 shares of its Common Stock pursuant to a registration statement on Form S-8 (File No. 333-236336), including a reoffer prospectus, filed with the Commission on February 7, 2020. Pursuant to General Instruction E to Form S-8, the contents of the foregoing registration statements on Form S-8 are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2015 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein, and shall be deemed to be part of, this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 22, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 11, 2021;

(c)

The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2021 (to the extent incorporated by reference into Part III of its Annual Report on Form 10-K for the year ended December 31, 2020);

(d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 15, 2021, February 2, 2021, February 9, 2021, February 12, 2021, March 29, 2021 and June 22, 2021; and

(e)

The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A, filed with the Commission on February 3, 2015 (File No. 001-36833) pursuant to Section 12(b) of the Exchange Act, Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 20, 2020, and any other amendments or reports filed for the purpose of updating such description.

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In addition, all other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such Form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides for the contrary.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares (DGCL Section 174); or

•	transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director or officer of a Delaware corporation is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, Section 145 of the DGCL provides that such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

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Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted for directors or officers pursuant to the foregoing provisions, the Registrant is informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Second Amended and Restated Certificate of Incorporation authorizes it to, and its Amended and Restated Bylaws provide that it shall, indemnify its directors and officers to the fullest extent permitted by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or the DGCL.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements require it to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Any underwriting agreement or similar agreement that the Registrant enters into in connection with an offer of securities pursuant to this Registration Statement may provide for indemnification by any underwriters of the Registrant, its directors, its officers who sign the Registration Statement and its controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

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Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Singapore, Singapore, on July 23, 2021.

VOLITIONRX LIMITED

By:	/s/ Cameron Reynolds
Cameron Reynolds
President and Chief Executive Officer
(Authorized Signatory and Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Cameron Reynolds and Rodney Rootsaert, and each of them, acting individually, his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Cameron Reynolds	President, Chief Executive Officer and Director	July 23, 2021
Cameron Reynolds	(Principal Executive Officer)

/s/ Terig Hughes	Chief Financial Officer and Treasurer	July 23, 2021
Terig Hughes	(Principal Financial and Accounting Officer)

/s/ Rodney Gerard Rootsaert	Secretary	July 23, 2021
Rodney Gerard Rootsaert

/s/ Dr. Martin Faulkes	Director	July 23, 2021
Dr. Martin Faulkes

/s/ Guy Innes	Director	July 23, 2021
Guy Innes

/s/ Dr. Alan Colman	Director	July 23, 2021
Dr. Alan Colman

/s/ Dr. Phillip Barnes	Director	July 23, 2021
Dr. Phillip Barnes

/s/ Dr. Edward Futcher	Director	July 23, 2021
Dr. Edward Futcher

/s/ Kim Nguyen	Director	July 23, 2021
Kim Nguyen

/s/ Richard Brudnick	Director	July 23, 2021
Richard Brudnick

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Description of Capital Stock.	10-K	001-36833	4.1	2/20/20
4.2	Second Amended and Restated Certificate of Incorporation.	8-K	001-36833	3.1	10/11/16
4.3	Amended and Restated Bylaws.	S-8	333-208512	4.2	12/11/15
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.					X
10.1#	2015 Stock Incentive Plan, as amended.	8-K	001-36833	10.1	6/22/21
10.2#	Form of Notice of Stock Option Grant and Stock Option Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.2	10/14/16
10.3#	Form of Notice of Restricted Stock Award and Restricted Stock Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.3	10/14/16
10.4#	Form of Notice of Stock Bonus Award and Stock Bonus Award Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.4	10/14/16
10.5#	Form of Notice of Stock Appreciation Right Award and Stock Appreciation Right Award Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.5	10/14/16
10.6#	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.6	10/14/16
10.7#	Form of Notice of Performance Shares Award and Performance Shares Agreement under the 2015 Stock Incentive Plan.	S-8	333-214118	10.7	10/14/16
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1).					X
23.2	Consent of Independent Registered Public Accounting Firm.					X
24.1	Power of Attorney (contained on signature page).					X

# Indicates a management contract or compensatory plan or arrangement.

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